ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

Filed in the office of	Document Number 20080565380-37
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/18/2008 8:27 AM
	Entity Number C16919-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

WORLD AM, INC.

2. The articles are being ☐ **Restated** or ☒ **Amended and Restated** (check only one). Please entitle your attached articles "**Restated**" or "**Amended and Restated,**" accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☒ Other. The articles or certificate have been amended as follows (provide article numbers, if available):

Article IV has been amended to effectuate a 1-for-10 reverse stock split of the issued and outstanding shares of Common Stock of the Corporation, effective September 12, 2008. Fractional shares will be rounded up to the next whole share.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

WORLD AM, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

WORLD AM, INC., (the "Corporation"), was originally incorporated under the name World Am Communications, Inc, and the original Articles of Incorporation of the corporation was filed with the Secretary of State of the State of Nevada on July 5, 2002.

This Amended and Restated Certificate of Incorporation amends and restates the provisions of the original Certificate of Incorporation of the Corporation and any subsequent amendments made thereto. This Amended and Restated Certificate of Incorporation has been adopted by the Board of Directors of this Corporation, and has also been duly adopted by the affirmative vote of a majority of all stockholders of this Corporation entitled to vote thereon. It was voted that the Corporation would amend and restate its Certificate of Incorporation in accordance with Nevada Revised Statutes 78.403, as follows:

ARTICLE I

This corporation is incorporated pursuant to the laws of the State of Nevada.

ARTICLE II

The name of this corporation is: **World Am, Inc.**

ARTICLE III

The duration of this Corporation shall be perpetual.

ARTICLE IV

The Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Nevada corporation codes.

ARTICLE V

The Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is one billion five hundred million (1,500,000,000) shares, par value $0.0001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is eighty million (80,000,000) shares, par value $0.0001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A. No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

B. The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

C. In addition, the Corporation elects not to be governed by the terms and provisions of Sections 78.2055 and NRS 78.207 of the Nevada Revised Statutes requiring shareholder approval of forward and reverse splits in cases where there is no corresponding increase or decrease in and to the number of Authorized shares of the class or series subject to the forward or reverse split and, therefore, shareholder approval will not be required for the Board of Directors of this Corporation to authorize forward and reverse splits of this Corporation's securities without corresponding increases or decreases in and to the number of Authorized shares of the class or series subject to the forward or reverse split.

D. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person, or any transaction with an interested stockholder, or any Board action with respect to Sections 78.2055 and 78.207 NRS, occurring prior to such amendment or repeal.

Effective September 12, 2008, the issued and outstanding shares of Common Stock of World Am, Inc. shall be subject to a 1-for-10 reverse stock split. Fractional shares will be rounded up to the next whole share.

ARTICLE VI

The stock of this Corporation shall not be subject to any assessment to pay the debts of the Corporation.

ARTICLE VII

A. Number of Directors. The initial Board of Directors of the Corporation shall consist of at least one, but not more than five, member(s) who need not be shareholders, officers or employees of the Corporation, or residents of the State of Nevada.

B. Names of Initial Board. **Omitted**.

C. Voting for Directors. Directors shall be elected by a vote of such majority of a quorum of shareholders present at any meeting held for such purpose. Cumulative voting shall not be allowed.

ARTICLE VIII

In addition to the other powers now or hereafter conferred upon the Board of Directors by the Certificate of Incorporation, by the Bylaws of the Corporation, or the laws of the State of Nevada, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of the capital surplus of the Corporation, a portion of the corporate assets, in cash or in kind, and the Board of Directors may cause the Corporation to purchase, take, receive, or otherwise acquire its own shares out of the capital surplus of the Corporation; subject, however, to the limitations contained in the Nevada corporation codes.

ARTICLE IX

The right to make distributions to stockholders of assets or cash belonging to the Corporation in partial liquidation of the assets of the Corporation is hereby granted to the Board of Directors of the Corporation.

ARTICLE X

The right to sell or acquire stock or assets of this Corporation without stockholders' approval is hereby granted to the Board of Directors of the Corporation.

ARTICLE XI

In addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Certificate of Incorporation, the Bylaws of the Corporation, or the laws of the State of Nevada, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees, agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by Nevada corporation codes. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation's authority and powers of indemnification.

ARTICLE XII

The Corporation reserves the right to amend, alter, change, or repeal any provisions contained herein, or to add any provision to, its Articles of Incorporation, from time to time, and in any manner now or hereafter prescribed or permitted by Nevada corporation codes, and all rights and powers conferred upon directors and shareholders hereby are granted, subject to this reservation.

ARTICLE XIII

The initial Bylaws of the Corporation shall be adopted by the Board of Directors. The power to amend, alter, change, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors of the Corporation.

[remainder of page intentionally left blank; consent and signature page to follow]

CONSENT

The number of shares of the corporation outstanding and entitled to vote on this Amended and Restated Certificate of Incorporation is 1,376,678,589 shares of common stock and 55 shares of preferred stock; that the said Amended and Restated Certificate of Incorporation has been consented to and approved by a majority of all the Stockholders of stock outstanding and entitled to vote thereon.

The effective date of this Certificate shall be September 12, 2008

Robert A. Hovee, President
Dated: July 17, 2008